CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the incorporation by reference in Post-Effective Amendment No. 20 to the Registration Statement of Franklin Templeton International Trust on Form N-1A, File No. 033-41340, of our reports dated December 3, 2003, relating to the financial statements and financial highlights of Franklin Templeton International Trust which appear in the October 31, 2003 Annual Reports to shareholders, which are also incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" and "Auditor."





/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Francisco, California
February 25, 2004